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                                                                   EXHIBIT 10.29

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                  THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made as of September 1, 2001 by Endo Pharmaceuticals Inc., a Delaware corporation (the "Employer"), and David Allen Harvey Lee, MD, Ph.D. (the "Employee").

                                    RECITALS

         WHEREAS, the Employer and the Employee entered into an employment agreement, dated as December 15, 1997 (the "Original Employment Agreement");

         WHEREAS, the Employee and the Board of Directors of the Employer have each determined that amending and restating the Original Employment Agreement is advisable and desirable; and

         WHEREAS, the Board of Directors of the Employer has approved this Agreement upon the terms set forth herein;

         NOW THEREFORE, in consideration of the premises and agreements contained herein, the parties agree as follows:

ARTICLE 1.        DEFINITIONS.

                  For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1.

                  "AGREEMENT" means this Employment Agreement, including the Exhibits hereto, as amended from time to time.

                  "BASIC COMPENSATION" means Salary and Benefits.

                  "BENEFITS" shall have the meaning set forth in Section 3.1(b).

                  "BOARD OF DIRECTORS" means the board of directors of the Employer.

                  "CONFIDENTIAL INFORMATION" means any and all:


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                  (a) trade secrets concerning the business and affairs of the
Employer, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information);

                  (b) information concerning the business and affairs of the Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials) however documented; and

                  (c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing.

                  "CPI" means the Consumer Price Index-AU Urban Consumers, Philadelphia Region (1982-1984 = 100), as published by the United States Department of Labor.

                  "DISABILITY" shall have the meaning set forth in Section 6.1

                  "EFFECTIVE DATE" means September 1, 2001.

                  "EMPLOYMENT PERIOD" shall have the meaning set forth in
Section 2.2.

                  "FISCAL YEAR" means the Employer's fiscal year, as it exists on the Effective Date or as changed from time to time.

                  "FOR CAUSE" shall have the meaning set forth in Section 6.3.

                  "FOR GOOD REASON" shall have the meaning set forth in Section 6.4.

                  "INCENTIVE COMPENSATION" shall have the meaning set forth in
Section 3.2.



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            "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

            "POST-EMPLOYMENT PERIOD" shall have the meaning set forth in Article 8.

            "RENEWAL TERM" shall have the meaning set forth in Section 2.2.

            "SALARY" shall have the meaning set forth in Section 3.1(a).

ARTICLE 2.  EMPLOYMENT TERMS AND DUTIES.

         SECTION 2.1 EMPLOYMENT. The Employer hereby employs the Employee, and the Employee hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

         SECTION 2.2 TERM. Subject to the provisions of Article 6, the initial term of the Employee's employment under this Agreement will be one (1) year, beginning on the Effective Date and ending on the first anniversary of the Effective Date (the "Initial Term"). The term of this Agreement may be renewed by the Employee and the Employer for additional periods of one year (each, a "Renewal Term"; the Initial Term together with all Renewal Terms, if any, are hereinafter referred to as the "Employment Period").

         SECTION 2.3 DUTIES. The Employee will have such duties as are assigned or delegated to the Employee by the Chief Executive Officer, and will initially serve as Senior Vice President of Research and Development of the Employer. The Employee will devote the Employee's business, time, attention, skill, and energy to the business of the Employer, will promote the success of the Employer's business, and will cooperate with the Chief Executive Officer and the Board of Directors in the advancement of the best interests of the Employer. Nothing in this Section 2.3, however, will prevent the Employee from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with the Employee's duties under this Agreement. It is expressly understood and agreed that to the extent any such activities have been conducted by the Employee prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to be inconsistent with the Employee's duties under this Agreement. The Employee shall, from time to time, inform the Board of Directors of




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those additional activities in which the Employee is engaged. If the Employee is elected as a director of the Employer or as a director or officer of any of Employer's subsidiaries, the Employee will fulfill the Employee's duties as such director or officer without additional compensation.

         SECTION 2.4 DIRECTOR'S AND OFFICER'S LIABILITY COVERAGE. The Employer shall cause the Employee to be (a) indemnified as an officer and director of the Employer or any of its affiliates, to the extent applicable, to the maximum extent permitted by applicable law, and (b) covered by director's and officer's liability insurance in connection with the Employee serving as an officer and director of Employer or any of its affiliates. The provisions of this Section
2.14 shall survive termination of this Agreement for any reason.

ARTICLE 3.  COMPENSATION.

            SECTION 3.1 BASIC COMPENSATION.

            (a) SALARY. The Employee will be paid an annual salary of $350,000, subject to adjustment as provided below (the "Salary"), which will be payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly. The Salary will be reviewed by the Chief Executive Officer and the Board of Directors not less frequently than annually, and be adjusted in the sole discretion of the Chief Executive Officer and the Board of Directors, but in no event will the Salary be less than $350,000 per year. In determining the amount of any adjustment to Salary, the Chief Executive Officer and the Board of Directors shall take into account inflation, merit, changes in responsibilities and industry salary practices for executives. Any increase in Salary shall not serve to limit or reduce any other obligation to the Employee under this Agreement. Salary shall not be reduced after such increase unless such reduction is part of a reduction in salaries of specified management personnel of the Employer undertaken in a program approved by the Employer's Board of Directors.

            (b) BENEFITS. The Employee will, during the Employment Period, be permitted to participate in such incentive, savings, pension, profit sharing, bonus, life insurance, hospitalization and major medical, and other employee benefit plans, practices, policies and programs, of the Employer that may be in effect from time to time, to the extent the Employee is eligible under the terms of those plans (collectively, the "Benefits").

            (c) STOCK OPTIONS. To the extent the Employer determines to award stock options or other similar consideration to management personnel based upon


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duration of employment or achieving performance targets, or both, Employee shall be permitted to participate in such programs, and the Employer and the Employee shall enter into an addendum to this Agreement outlining the terms of such participation.

            SECTION 3.2 INCENTIVE COMPENSATION. For each Fiscal Year or part thereof during the Employment Period the Employee shall be paid in cash as additional compensation (the "Incentive Compensation") for the services to be rendered by the Employee pursuant to this Agreement, an amount equal to forty percent (40%) of the Salary for such Fiscal Year (or such lesser (including zero) or greater (not exceed two hundred) percent of the Salary for such Fiscal Year as is recommended in good faith to the Board of Directors by the Chief Executive Officer of the Employer and approved by the Board of Directors) if the Employer meets the performance targets set by the Board of Directors (the "Performance Targets") for such Fiscal Year, provided, however, that for the Fiscal Year 1998 only, Employer hereby guarantees to pay Employee his full Incentive Compensation in accordance with this Paragraph. Incentive Compensation for each Fiscal Year or part thereof shall be paid as soon as practicable following the receipt by the Employer of its audited financial statements for the Fiscal Year for which the Incentive Compensation is being paid, unless the Employee shall elect to defer the receipt of such Incentive Compensation.

ARTICLE 4.  FACILITIES AND EXPENSES.

            The Employer will furnish the Employee office space, equipment, supplies, and such other facilities and personnel as the Employer deems necessary or appropriate for the performance of the Employee's duties under this Agreement. The Employer will pay the Employee' s dues in such professional societies and organizations as are appropriate, and will pay on behalf of the:
Employee (or reimburse the Employee for) reasonable expenses incurred by the Employee at the request of, or on behalf of the Employer in the performance of the Employee's duties pursuant to this Agreement, and in accordance with the Employer's employment policies, including reasonable expenses incurred by the Employee in attending conventions, seminars, and other business meetings, in appropriate business entertainment activities, and for promotional expenses. The Employee must file expense reports with respect to such expenses in accordance with the Employer's policies.

ARTICLE 5.  VACATIONS AND HOLIDAYS.

            The Employee will be entitled to paid vacation each Fiscal Year in accordance with the vacation policies of the Employer in effect for its executive officers from time to time, provided that in no event shall such number of paid vacation days be fewer than twenty. Vacation must be taken by the Employee at such time or

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times as approved by the Chief Executive Officer. The Employee will also be entitled to the paid holidays and other paid leave set forth in the Employer's policies. Vacation days and holidays during any Fiscal Year that are not used by the Employee during such Fiscal Year may be used in any subsequent Fiscal Year.

ARTICLE 6.  TERMINATION AND ELECTION NOT TO RENEW.

            SECTION 6.1 EVENTS OF TERMINATION. The Employment Period, the Employee's Basic Compensation and Incentive Compensation, and any and all other rights of the Employee under this Agreement or otherwise as an employee of the Employer will terminate (except as otherwise provided in this Article 6):

            (a)  upon the death of the Employee;

            (b) upon the disability of the Employee (as defined in Section 6.2);

            (c) for cause (as defined in Section 6.3), immediately upon notice from the Employer to the Employee, or at such later time as such notice may specify, unless otherwise provided in Section 6.3; or

            (d) for good reason (as defined in Section 6.4) upon not less than thirty days' prior notice from the Employee to the Employer.

            SECTION 6.2 DEFINITION OF DISABILITY. For purposes of Sections 6.1 and 6.3, the Employee will be deemed to have a "disability" if, as a result of the Employee's incapacity due to reasonably documented physical illness or injury or mental illness, the Employee shall have been unable for more than six months in any twelve month period to perform Employee's duties hereunder on a full time basis and within 30 days after written notice of termination has been give to the Employee, the Employee shall not have returned to the full time performance of such duties. The date of termination in the case of a termination for "disability" shall be the last day of the aforementioned 30-day period.

            SECTION 6.3 DEFINITION OF "FOR CAUSE." For purposes of Section 6.1 the phrase "for cause" means: (a) the continued failure, after written demand is delivered to the Employee which specifically identifies the failure, by the Employee substantially to perform the Employee's duties under this Agreement (other than any such failure resulting from "disability"), (b) the engagement by the Employee in serious misconduct that has caused, or in the good faith judgment of the Board of Directors may cause if not discontinued, material harm (financial or otherwise) to the Employer or any of its subsidiaries, if any (provided that with respect to misconduct that the

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Board of Directors determines may cause material harm if not discontinued, a written demand is delivered to the Employee specifically identifying the misconduct and the Employee continues the misconduct), such material harm to include, without limitation, (i) the disclosure of material secret or confidential information of the Employer or any of its subsidiaries, if any,
(ii) the debarment of the Employer or any of its subsidiaries, if any, by the U.S. Food and Drug Administration or any successor agency (the "FDA"), or (iii) the registration of the Employer or any of its subsidiaries, if any, with the U.S. Drug Enforcement Administration of any successor agency (the "DEA") to be revoked or an application with the DEA to be denied, (c) the debarment of the Employee by the FDA, or (d) the continued material breach by the Employee of this Agreement or the Stockholder's Agreement, dated as of August 26, 1997, among the Employee, the Employer and other parties named therein (the "Stockholder's Agreement") after written demand is delivered to the Employee which specifically identifies the breach.

            SECTION 6.4 DEFINITION OF "FOR GOOD REASON." For purposes of Section 6.1, the phrase "for good reason" means any of the following: (a) The Employer's material breach of Section 2.4, 3.1 or 3.2 or of this Agreement or its obligations under the Stockholder's Agreement for the benefit of Employee; or
(b) the assignment of the Employee without the Employee's consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than the Employee's position, responsibilities, or duties at the Effective Date.

            SECTION 6.5 TERMINATION PAY. Effective upon the termination of this Agreement, the Employer will be obligated to pay the Employee (or, in the event of Employee's death, Employee's designated beneficiary as defined below) only such compensation as is provided in this Section 6.5 or Section 6.6. For purposes of this Section 6.5, the Employee's designated beneficiary will be such individual beneficiary or trust, located at such address, as the Employee may designate by notice to the Employer from time to time or, if the Employee fails to give notice to the Employer of such a beneficiary, the Employee's estate. Notwithstanding the preceding sentence, the Employer will have no duty, in any circumstances, to attempt to open an estate on behalf of the Employee, to determine whether any beneficiary designated by the Employee is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Employee's personal representative (or the trustee of a trust established by the Employee) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

            (a) TERMINATION BY THE EMPLOYEE FOR GOOD REASON. If the Employee terminates this Agreement for good reason, the Employer will (i) pay (A)

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monthly to the Employee the Employee's Salary for the remainder of the
Employment Period or eighteen (18) months, whichever is longer, and (B) the Employee's Incentive Compensation for the Fiscal Year during which the termination is effective, prorated through the date of termination, provided that the applicable Performance Targets are met, and (ii) continue to provide the Employee with the Benefits for the remainder of the Employment Period or eighteen (18) months, whichever is longer.

            (b) TERMINATION BY THE EMPLOYER FOR CAUSE. If the Employer terminates this Agreement for cause, the Employee will be entitled to receive the Employee's Salary and Incentive Compensation prorated through the date such termination is effective.

            (c) TERMINATION UPON DISABILITY. If this Agreement is terminated by either party as a result of the Employee's disability, as determined under
Section 6.2, the Employer will pay the Employee the Salary and Incentive Compensation (if the applicable Performance Targets are met) through the remainder of the calendar month during which such termination is effective and the period until disability insurance benefits commence ("Disability Coverage Commencement") under the disability insurance coverage furnished by the Employer to the Employee. From and after Disability Coverage Commencement and for eighteen (18) consecutive months thereafter, the Employer will make regular payments to the Employee in the amount by which the Salary exceeds the Employee's disability insurance benefits.

            (d) TERMINATION UPON DEATH. If this Agreement is terminated because of the Employee's death, the Employee will be entitled to receive the Employee's Salary though the end of the calendar month in which the Employee's death occurs, and incentive Compensation (if the applicable Performance Targets are met) for the Fiscal Year during which the Employee's death occurs, prorated through the date of the Employee's death.

            (e) BENEFITS. Unless otherwise specifically provided herein or otherwise provided for in the Benefits, the Employee's accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of this Agreement, and the Employee will be entitled to accrued Benefits pursuant to such plans only as provided in such plans.

            SECTION 6.6 ELECTION NOT TO RENEW. If the Employee elects to renew this Agreement for a Renewal Term, but Employer does not, and Employer's election not to renew is not for cause, the Employee will be entitled to receive, the Salary for the remainder, if any, of the calendar month in which such termination is effective and for

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eighteen (18) consecutive calendar months thereafter and the Benefits for eighteen (18) consecutive months after the date of termination.

            SECTION 6.7 ADJUSTMENTS FOR CPI. The amounts payable to the Employee pursuant to Sections 6.5(a) and 6.6 shall be adjusted based on CPI every twelve
(12) months to account for changes in the cost of living.

            SECTION 6.8 SHAREHOLDER APPROVAL. Employer represents and warrants that this Agreement has been approved by the shareholders of Employer in a manner designed to satisfy the requirements of Section 280G(b)(5) of the Internal Revenue Code of 1986, as amended (which section exempts from the term "parachute payments" payments meeting the shareholder approval requirements specified therein). The effectiveness of this Agreement is subject to such shareholder approval.

ARTICLE 7.  NON-DISCLOSURE COVENANT.

            SECTION 7.1 ACKNOWLEDGMENTS BY THE EMPLOYEE. The Employee acknowledges that (a) during the Employment Period and as a part of the Employee's employment, the Employee will be afforded access to Confidential Information; and (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business.

            SECTION 7.2 AGREEMENTS OF THE EMPLOYEE. In consideration of the compensation and benefits to be paid or provided to the Employee by the Employer under this Agreement the Employee covenants as follows:

            (a) During and following the Employment Period, the Employee will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer, as otherwise may be required by law or legal notices or except as otherwise expressly permitted by the terms of this Agreement.

            (b) If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Employee hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

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            (c) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Employee demonstrates was or became generally available to the public other than as a result of a disclosure by the Employee.

            (d) Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Employee will return to the Employer all Confidential Information in the Employee's possession or subject to the Employee's control, and the Employee may not retain any copies, abstracts, sketches, or other physical embodiment of any of the Confidential Information.

ARTICLE 8.  NON-COMPETITION AND NON-INTERFERENCE.

            The Employee covenants that the Employee will not, directly or indirectly during the Employment Period, except in the course of the Employee's employment hereunder, and during the Post-Employment Period, directly or indirectly manage, operate, control, or participate in the management, operation, or control of, be employed by, associated with, or in any manner connected with, lend the Employee's name to, or render services or advice to, any third party (including without limitation DMPC and its affiliates) which manufactures, markets, sells, distributes or develops any pharmaceutical product that constitutes an API (as defined in the Purchase Agreement) or is Derivative (as defined in the Purchase Agreement) of any API, or any business whose products compete in whole or in part with the products of the Employer (disregarding any non-pain management products that were nut products of the Employer during the Employment Period).

            For purposes of this Article 8, the term "Post-Employment Period" means the period beginning on the effective date of termination of the Employee's employment hereunder and ending on the later to occur of (i) 18 months after the effective date of such termination or (ii) the date amounts payable to Employee under Section 6.5 (a) and (c) and Section 6.6 are to have been paid in full pursuant to this Agreement (provided that notwithstanding anything in this Agreement to the contrary, such amounts are being timely paid by the Employer).

            If any covenant in this Article 8 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Employee.

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ARTICLE 9.  GENERAL PROVISIONS

            SECTION 9.1 INJUNCTIVE RELIEF AND ADDITIONAL REMEDY. The Employee acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Articles 7 and 8) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief

            SECTION 9.2 ESSENTIAL AND INDEPENDENT COVENANTS. The covenants by the Employee in Articles 7 and 8 are essential elements of this Agreement, and without the Employee's agreement to comply with such covenants, the Employer would not have entered into the Purchase Agreement and the Employer would not have entered into this Agreement or employed or continued the employment of the Employee. The Employer and the Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

            If the Employee's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Employee in Articles 7 and 8.

            SECTION 9.3 DUTY TO MITIGATE. The Employee shall not be required to mitigate damages or the amount of any payment required under this Agreement, nor shall the payments due Employee hereunder be reduced or offset by reason of any payments Employee may receive from any other source.

            SECTION 9.4 REPRESENTATIONS AND WARRANTIES BY THE EMPLOYEE. The Employee represents and warrants to the Employer that the execution and delivery by the Employee of this Agreement do not, and the performance by the Employee of the Employee's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Employee, or (b) conflict with, result in the breach of any provisions of or the termination of or constitute a default under, any agreement to which the Employee is a party or by which the Employee is or may be bound.

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            SECTION 9.5 WAIVER. The rights and remedies of the parties to this
Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

            SECTION 9.6 BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Employee under this Agreement, being personal, may not be delegated.

            SECTION 9.7 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or
(c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

            If to the Employer:     Endo Pharmaceuticals Inc.
                                    100 Painters Drive
                                    Chadds Ford, PA 19317
                                    Attention: Carol A. Ammon

            If to the Employee:     David Allen Harvey Lee, MD, Ph D.
                                    3209 Swarthmore Road
                                    Wilmington, DE  19807
                                    Facsimile No.: 302-778-3835

            SECTION 9.8 ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof including the earlier term sheet sent by Employer to Employee. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

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            SECTION 9.9 GOVERNING LAW. This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts of laws principles.

            SECTION 9.10 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

            SECTION 9.11 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

            SECTION 9.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
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            IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement as of the date first written above.

ENDO PHARMACEUTICALS INC.


By: /s/ CAROL A. AMMON                    /s/ DAVID ALLEN HARVEY LEE, MD, PH.D.
   _______________________________          ____________________________________
Name: Carol A. Ammon                          David Allen Harvey Lee, MD, Ph.D.
Title:   President

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